EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Allegro Biodiesel Corporation (formerly Diametrics Medical, Inc.)

We hereby consent to the incorporation by reference in this Registration Statement of Allegro Biodiesel Corporation (formerly Diametrics Medical, Inc.) on Amendment No. 4 of Form SB-2, Commission File No. 333-139299, of our report on the consolidated financial statements of Allegro Biodiesel Corporation and subsidiaries dated April 6, 2007, related to the consolidated financial statements of Allegro Biodiesel Corporation and subsidiaries as of December 31, 2006, and for each of the two years in the period ended December 31, 2006. We also consent to the reference to us in the Experts section of this Registration Statement.

/s/ McKennon, Wilson & Morgan LLP

Irvine, California
June 1, 2007